Exhibit 99.1

Press Release	O'Hara House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone +1 441 292 8515
Fax +1 441 294 7307
www.xlgroup.com

Contact:	Abbe F. Goldstein, CFA	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3573	(441) 294-7290

XL Group Ltd Announces Estimated Ogden Rate Change Impact

Hamilton, Bermuda - March 1, 2017 - XL Group Ltd (“XL” or the “Company”) (NYSE: XL) today announced the estimated impact of the recent UK Ministry of Justice’s announcement of a significant decrease of the discount rate used to calculate lump sum awards in UK bodily injury cases, known as the Ogden Rate, from +2.5% to -0.75%, a decrease of 325 basis points and the first rate change since 2001. The new rate will be effective on March 20, 2017.

XL estimates that the pre-tax impact of the rate change on the Company’s carried reserves for relevant lines of business is approximately $75 million to be recognized in the first quarter of 2017, primarily related to XL’s UK motor business in the Reinsurance segment. Classes of business impacted by this rate change are UK motor bodily injury, UK employer’s liability, and UK public liability. Impacts on the Insurance segment are expected to be modest due to the low level of UK bodily injury claims in the Company’s portfolio as well as reinsurance protections.

XL has not been a large writer of UK motor business, but has some exposure from business written on a non-proportional reinsurance basis. This portfolio was scaled back beginning in 2009 as periodical payment orders, or PPOs, became more prevalent and more costly. For the year ended December 31, 2016, XL’s gross UK motor premiums were under $10 million.

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 ("PSLRA") provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements that reflect our preliminary expectations regarding the impact of the change in the discount rate used to estimate lump sum awards for bodily injury cases in the United Kingdom. Statements that include the words "expect," "estimate," "intend," "plan," "believe," "project," "anticipate," "may," "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in our preliminary expectations regarding the impact on our reserves and future claims experience associated with the change in the personal injury rate used to estimate lump sum awards for bodily injury cases in the United Kingdom. We believe that these factors include, but are not limited to, the following:

•	changes in the number and amount of lump sum awards and periodical payment orders relating to bodily injury cases in the United Kingdom;

•	judicial decisions and rulings, new theories of liability or emerging claims coverage issues, legal tactics and settlement terms;

•	changes in applicable law, including further changes in the applicable rate used to determine lump sum awards in bodily injury cases in the United Kingdom;

•	the impact of changes in the global financial markets, such as changes in inflation, interest rates and foreign currency exchange rates; and

•	the other factors set forth in Item 1A, "Risk Factors," included in our Annual Report on Form 10-K for the year ended December 31, 2016 and our other documents on file with the SEC.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.